Exhibit 5

OPINION OF ROBERT M. SAMAN

August 7, 2008

Board of Directors

Eclipsys Corporation

Three Ravinia Drive

Atlanta, GA 30346

Re:	2008 Omnibus Incentive Plan

Gentlemen:

In connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 4,179,878 shares of common stock, $0.01 par value per share (the “Shares”), of Eclipsys Corporation, a Delaware corporation (the “Company”), issuable under the Company’s 2008 Omnibus Incentive Plan (the “Plan”), I have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law and the federal laws of the United States of America. I am not admitted to practice in the State of Delaware; however, I am generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as I consider necessary to render the opinion below. This opinion is limited to the effect of the current state of the laws of the United States of America and, to the limited extent set forth above, the Delaware General Corporation Law and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Robert M. Saman
Robert M. Saman
Assistant General Counsel and Assistant Corporate Secretary